Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Cardium Therapeutics, Inc. on Form S-8 (File No. 333-138666) of our report dated March 12, 2007 with respect to our audit of the consolidated financial statements of Cardium Therapeutics, Inc. as of December 31, 2006 and for the years ended December 31, 2006 and 2005 and for the period from December 22, 2003 (date of inception) through December 31, 2006 which report is included in this Annual Report on Form 10-KSB of Cardium Therapeutics, Inc. for the year ended December 31, 2006.

/s/ Marcum & Kliegman LLP
New York, New York
March 12, 2007